Exhibit 99.1

              CareMatrix Announces Strategic Acquisition - Adds 10
                Facilities With Total Capacity of 2,100 Residents


NEEDHAM, Mass., July 14 -- CareMatrix Corporation (Amex: CMD - news), a fully integrated assisted living company, today announced that it has reached an agreement to acquire SeniorCare Group, Ltd., a leading provider of assisted living services and Alzheimer's care located in Long Island, New York. The acquisition will add ten facilities with a capacity for 2,100 residents to CareMatrix's existing 4,500 units in operation or development in the New York region.

SeniorCare Group, owned by the Robert Kaplan family, currently owns and operates five premier senior care facilities located in Long Island and one in New Jersey. A seventh facility will begin operation this month and three others are in the development stage. Six of the ten facilities will also provide Alzheimer's care. The value of the transaction is approximately $150 million including cash and assumption of debt. The transaction is expected to close in the fourth quarter of 1998.

Robert M. Kaufman, Chief Executive Officer of CareMatrix, commented, "This strategic acquisition is consistent with our growth strategy of cluster concentration. It strengthens our position in the New York marketplace, our largest market, and provides a solid platform for continued growth in this area, as well as offering significant marketing and operating synergies. Upon achieving stabilized occupancy for all facilities it is anticipated that the acquisition will add over $55 million in revenue and over $23 million to operating cash flow."

Mr. Kaufman added, "We are pleased to be acquiring a company with the outstanding reputation of SeniorCare. The Kaplans were pioneers in providing assisted living services in New York and have been operating in this marketplace for over 25 years. The level of demand at these facilities is strong with occupancy levels averaging 95%. We are confident that the quality of care and occupancy will continue as the Kaplans will continue to operate these communities."

CareMatrix Corporation is a leading provider of senior housing services, including assisted living, independent, supportive independent living and specialized programs for people with Alzheimer's disease. With this acquisition, CareMatrix expects to have an operating capacity for 7,100 and 10,800 residents at the end of 1998 and 1999, respectively.

This release contains forward-looking statements regarding the Company's future plans, operations and prospects. The Company's actual results could differ materially from the results anticipated in these forward looking statements as a result of uncertainties, including risks relating to demand, pricing, competition, construction, and other factors identified in the Company's filings with the Securities and Exchange Commission.